METLIFE ADVISERS, LLC

Code of Ethics

Adopted August 3, 2000

(as revised August 8, 2003)

(as revised February 1, 2005)

(as revised December 31, 2006)

This is the Code of Ethics of MetLife Advisers, LLC (“MLA”). MLA is investment adviser to investment companies (“Funds”) and to the contract holders of a Marquis Portfolio variable annuity contract in the Marquis Asset Allocation Program (each, a “Client,” and collectively, the “Clients”). MLA has engaged multiple advisers (the “Subadvisers”) to provide day-to-day portfolio management services to the various portfolios of Funds advised by MLA.

Things You Need to Know to Use This Code

1. Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

2. To understand what parts of this Code apply to you, you need to know whether you are an Access Person.

3. If you aren’t sure whether you are an Access Person, call the Code Officer, Jeffrey P. Halperin, at (212) 578-7531.

4. This Code has three sections:

Part I—Applies to All Personnel

Part II—Applies to All Access Persons

Definitions

By SEC rule, all the members of MLA’s board are presumed to be Access Persons, even those who aren’t employees of MLA, so all board members are subject to both Part I and Part II of this Code.

5. There are also three Reporting Forms that Access Persons have to fill out under this Code. You can get copies of the Reporting Forms from the Code Officer.

6. The Code Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

•	MLA expects that waivers will be granted only in rare instances, and

•

Some provisions of the Code are mandated by SEC rule and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of private placements.

7. You must acknowledge your receipt of this Code (and any amendment thereto) by returning the Form of Acknowledgement attached hereto. Any amendments to this Code will be provided to you.

PART I—Applies to All Personnel (including All Members of MLA’s Board)

A.	General Principles

MLA is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for MLA or its personnel to

•	use for their own benefit (or the benefit of anyone other than the client) information about MLA’s or any Subadviser’s trading or recommendations for client accounts; or

•	take advantage of investment opportunities that would otherwise be available for MLA’s clients.

Also, as a matter of business policy, MLA wants to avoid even the appearance that MLA, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients, the Subadvisers or with the brokerage community.

MLA expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code. Any violations must be reported promptly to the Code Officer. All reports of Code violations will be passed along periodically to MLA’s Chief Compliance Officer.

MLA treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, MLA might impose penalties or fines, reduce your compensation, demote you, require unwinding of the trade, require disgorgement of trading gains, suspend or terminate your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code, even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Code Officer. Don’t just guess at the answer.

B.	Compliance with the Federal Securities Laws

More generally, MLA personnel are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

•	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

•	the Investment Advisers Act of 1940 and the SEC rules thereunder;

•	the Investment Company Act of 1940 and the SEC rules thereunder;

•	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

•	the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

C.	Gifts to or from Brokers, Clients or Others

No personnel may accept or receive on their own behalf or on behalf of MLA any gift or other accommodations from a vendor, broker, securities salesman, client or prospective client (a “business contact”) that might create a conflict of interest or interfere with the impartial discharge of that person’s responsibilities to MLA or its clients or place the recipient or MLA in a difficult or embarrassing position. This prohibition applies equally to gifts to members of the Family/Household of MLA personnel.

No personnel may give on their own behalf or on behalf of MLA any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

In no event should gifts to or from any one business contact have a value that exceeds the annual limitation on the dollar value of gifts established by the Code Officer from time to time (currently $100).

These policies are not intended to prohibit normal business entertainment. If you are unsure whether something is a gift or normal business entertainment, ask the Code Officer.

PART II—Applies to All Access Persons

(including All Members of MLA’s Board)

A.	Service on the Board of a Publicly Traded Company

To avoid conflicts of interest, inside information and other compliance and business issues, MLA prohibits all Access Persons from serving as members of the board of any publicly traded entity, except with the advance written approval of MLA. Approval must be obtained through the Code Officer, and will ordinarily require consideration by senior officers or the board of MLA. MLA can deny approval for any reason. This prohibition does not apply to service as a board member of any parent or subsidiary of MLA or any Reportable Fund.

B.	Reporting Requirements

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in the “Definitions” section at the end of this Code.

ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

NOTE: This Code does not require you to include in any report securities held in accounts over which you have no direct or indirect influence or control.

1. Initial Holdings Reports. No later than 10 calendar days after you become an Access Person, you must file with the Code Officer a Holdings Report in the form attached.

The Holdings Report requires you to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or members of your Family/Household) have Beneficial Ownership. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Access Person. This means, for example, that if you purchased shares of a mutual fund directly from the fund, you should list the actual fund as an account, and if you purchased shares of a mutual fund from a fund supermarket/discount broker, you should list the supermarket/brokerage account. The information contained in the report must be current as of a date no more than 45 days prior to the date you became an Access Person.

The Initial Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household and that you understand that you are an Access Person under the Code.

2. Quarterly Transaction Reports. No later than 30 calendar days after the end of March, June, September and December each year, you must file with the Code Officer a Quarterly Transaction Report in the form attached.

The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter (other than transactions for which the Code Officer has received duplicate confirmation statements) in Covered Securities (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount), in which transactions you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected. The Quarterly Transaction Report also requires you to report with respect to any accounts established by you or a member of your Family/Household with brokers, dealers and banks in which any securities were held during the quarter.

EXCEPTION: An Access Person need not report transactions effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3. Optional Duplicate Confirmation Statements. If you or any member of your Family/Household has a securities account with any broker, dealer or bank, you or your Family/Household member may direct that broker, dealer or bank to send, directly to the Code Officer, contemporaneous duplicate copies of all transaction confirmation statements relating to that account. The receipt of such duplicate copies by the Code Officer will satisfy your reporting obligations with respect to the transactions shown on such duplicate copies, provided that the confirmation statements contain all of the information required to be included in the Quarterly Transaction Report for those transactions and are received by the Code Officer within 30 calendar days of the quarter end. You will still be required, however, to submit Quarterly Transaction Reports indicating any transactions in Covered Securities not shown on such duplicate copies or that you have no further transactions to report.

4. Annual Holdings Reports. By February 14 of each year, you must file with the Code Officer an Annual Holdings Report in the form attached.

The Annual Holdings Report requires you to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

The Annual Holdings Report also requires you to confirm that you have read and understand this Code and have complied with its requirements, that you understand that it applies to you and members of your Family/Household and that you understand that you are an Access Person under the Code.

C.	Transaction Restrictions

1. Private Placement Preclearance. Neither you nor any member of your Family/Household may acquire Beneficial Ownership in any security (not just Covered Securities) in a private placement, unless you (for yourself or on behalf of your Family/Household member) obtain, in advance of the transaction, written preclearance for that transaction from the Code Officer.

Once obtained, preclearance is valid only for the day on which it is granted and the following 7 calendar days. The Code Officer may revoke a preclearance any time after it is granted and before you execute the transaction. The Code Officer may deny or revoke preclearance for any reason.

2. Initial Public Offerings Prohibition. Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering.

3. Prohibition on Short-Term Trading in Reportable Funds. Neither you nor any member of your Family/Household may purchase and sell, or sell and purchase, beneficial interests or shares of any Reportable Fund within any period of 14 calendar days. This prohibition applies to beneficial interests or shares of Reportable Funds held in 401(k) plan accounts, as well as in other accounts in which you or a member of your Family/Household has Beneficial Ownership. Note that an exchange of shares counts as a sale of shares for purposes of this prohibition.

This prohibition does not apply to the following categories of transactions:

•	Transactions under automatic investment or withdrawal plans, including automatic 401(k) plan investments, and transactions under a Reportable Fund’s dividend reinvestment plan.

•

For example, if you have established an automatic investment plan under which regular monthly investments are automatically made in a Reportable Fund, that investment will not be considered to begin or end a 14-day holding period.

•

Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

Note that, in applying the prohibition on short-term trading in Reportable Funds, MLA may take account of all purchase and sale transactions in a Reportable Fund, even if the transactions were made in different accounts. For example, a purchase of shares of a Reportable Fund in a brokerage account, followed within 14 days by an exchange out of the same Reportable Fund in your 401(k) account, will be treated as a violation.

In applying the 14-day holding period, the most recent purchase (or sale) will be measured against the sale (or purchase) in question. (That is, a last-in, first-out analysis will apply.) Also, if fewer than 14 days have elapsed since a purchase (or sale), no shares of that Reportable Fund may be sold (or purchased). That is, a violation will be deemed to have occurred even if the number of shares or the dollar value of the second trade was different from the number of shares or dollar value of the first trade.

Comment Regarding Reportable Funds

Reportable Funds are mutual funds for which MLA or one of its affiliated companies serves as an investment adviser, sub-adviser or principal underwriter. You should note that the term Reportable Funds includes any mutual funds underlying variable annuity and variable life insurance products of MetLife and its affiliates. Reportable Funds are included within the definition of Covered Securities. Purchases or sales of shares of Reportable Funds by MLA personnel and members of their Family/Household are subject to special scrutiny, because of the fiduciary duty that MLA or its affiliates owe to the mutual funds which they advise, sub-advise or distribute. For personnel of a firm like ours that is part of a large organization where there are a number of firms under common control that advise, sub-advise or distribute mutual funds, the universe of Reportable Funds is large. The Code Officer maintains a list of the mutual funds that are classified as Reportable Funds.

D.	15-Day Blackout Period

The following blackout period does not apply to (i) the Exempt Transactions listed in Part II.E., (ii) purchases or sales of any common or preferred stock that is publicly traded and is issued by a company that has, at the most recent fiscal quarter end before your trade, a stock market capitalization of at least 5 billion U.S. dollars (or the equivalent in foreign currency), and (iii) actual knowledge of securities to be purchased or sold by the MetLife Stock Index Portfolio of Metropolitan Series Fund, Inc. or by the MetLife Stock Index Portfolio II of Metropolitan Series Fund II.

If an Access Person has actual knowledge that a Covered Security (or any closely related security) is being considered for purchase or sale for a Fund or that there is a pending buy or sell order for a Covered Security, that Access Person (including any member of the Family/Household of such Access Person) may not purchase or sell any Covered Security within the seven calendar days immediately before or after the calendar day on which a Fund purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security). If any such transactions occur, a Fund will generally require any profits from the transactions to be disgorged for donation by that Fund to charity. Note that the total blackout period is 15 days (the day of the Fund trade, plus seven days before and seven days after).

E.	Exempt Transactions

The blackout requirements set forth in Part II.D. do not apply to the following categories of transactions:

(i.)	Purchases or sales of securities of collective investment vehicles, such as mutual funds, of which MLA or an affiliate serves as the investment adviser.

(ii.)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(iii.)	Purchases or sales which are non-volitional on the part of either the Access Person or a Fund;

(iv.)	Purchases or sales in a discretionary investment advisory account, in which an Access Person or a member of his or her Family/Household has a Beneficial Ownership interest (either alone or with others), managed by a registered investment adviser who was not a family relative (including in-laws) of the Access Person if the Access Person did not have knowledge of the transactions until after the transactions had been executed; provided that the Access Person had previously identified the account to the Code Officer;

(v.)	Transactions that occur by operation of law or under any other circumstance in which neither the Access Person nor any member of his or her Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion;

(vi.)	Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan; and

(vii.)	Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by the Access Person (or Family/Household member) and received by the Access Person (or Family/Household member) from the issuer.

Definitions

These terms have special meanings in this Code of Ethics:

Access Person

Beneficial Ownership

Chief Compliance Officer

Code Officer

Covered Security

Family/Household

Reportable Fund

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as “beneficial ownership”) are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, “beneficial ownership” has a different meaning in this Code of Ethics than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Code Officer. Don’t just guess at the answer.

Access Person includes:

Every member of MLA’s board.

Every officer of MLA (including assistant officers, such as Assistant Treasurers and Assistant Vice Presidents).

Every employee of MLA (or of any company that directly or indirectly has a 25% or greater interest in MLA) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for a Fund, or whose functions relate to the making of any recommendations with respect to purchases and sales.

Every director, officer or general partner of any company that directly or indirectly has a 25% or greater interest in MLA who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for a Fund, or whose functions relate to the making of any recommendations with respect to purchases and sales.

Every other person (whether or not an employee of MLA) who is subject to MLA’s supervision and control who has access to nonpublic information regarding a Fund’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

Beneficial ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a Fund), even if you don’t share in the profits.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership. This is because, unless the account is a “blind trust” or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

Securities in a person’s individual retirement account.

Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

Securities owned by a trust of which the person is either a trustee or a beneficiary.

Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Code Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Chief Compliance Officer means Jeffrey P. Halperin.

Code Officer means Jeffrey P. Halperin, or another person that he designates to perform the functions of Code Officer when he is not available. You can reach the Code Officer by calling (212) 578-7531. For purposes of reviewing the Code Officer’s own transactions and reports under this Code, the functions of the Code Officer are performed by Jason A. Feldman.

Covered Security means anything that is considered a “security” under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, except:

Direct obligations of the U.S. Government.

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than Reportable Funds.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

options on securities, on indexes and on currencies.

investments in all kinds of limited partnerships.

investments in foreign unit trusts and foreign mutual funds.

investments in private investment funds, hedge funds and investment clubs.

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Code Officer.

Members of your Family/Household include:

Your spouse or domestic partner (unless the two of you do not live in the same household and you do not contribute in any way to his or her support).

Your children under the age of 18.

Your children who are 18 or older, if they live in the same household as you OR if you contribute in any way to their support.

Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment—There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your household could, in some circumstances, learn of information regarding MLA’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Reportable Fund means any investment companies that are registered under the Investment Company Act for which MLA serves as an investment adviser or whose investment adviser or principal underwriter controls MLA, is controlled by MLA, or is under common control with MLA. A Reportable Fund includes registered investment companies that are sub-advised by MLA or its affiliates.

Code of Ethics Initial Holdings Report

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CODE OFFICER NO LATER THAN 10 DAYS AFTER BECOMING AN ACCESS PERSON UNDER THE CODE OF ETHICS (the “CODE”). TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

My name:

Date I Became an Access Person (the “Reporting Date”):

Date Received by Code Officer:

Initial Certification:

I understand that for purposes of the Code I am classified as an Access Person.

Initial Holdings Report (check any that applies):

[ ]	Neither I, nor any member of my Family/Household, had Beneficial Ownership of any Covered Securities on the Reporting Date.

[ ]	On the attached form are listed Covered Securities in which I, and/or a member of my Family/Household, had Beneficial Ownership as of a date 45 days prior to the Reporting Date.

[ ]	I have attached account statement(s) listing Covered Securities in which I, and/or a member of my Family/Household, had Beneficial Ownership as of a date 45 days prior to the Reporting Date.

[ ]	I have reported a beneficial interest in a Reportable Fund.

Accounts with Brokers, Dealers, Investment Managers and/or Banks (check one):

[ ]	Neither I, nor any member of my Family/Household, had, as of the Reporting Date, any accounts with brokers, dealers, investment managers or banks in which any securities (including securities which are not Covered Securities) are held, and with respect to which I, or any member of my Family/Household, has Beneficial Ownership.

[ ]	All accounts that I, and/or any member of my Family/Household, maintain with brokers, dealers, investment managers or banks in which securities (including securities which are not Covered Securities) are held, and with respect to which I, and/or a member of my Family/Household, had Beneficial Ownership as of the Reporting Date are set forth on the next page.

Initial Holdings Report, p.2

Name of Institution:	Owner(s) of Record:	Relationship to Me:
(if not under my name)

All information provided in this Initial Holdings Report is true and complete to the best of my knowledge.

I have read the Code, and will keep a copy for future reference. I understand my responsibilities under the Code and agree to comply with all of its terms and conditions. In particular, I understand that the Code applies to me and to all investments in which I have Beneficial Ownership, as well as investments in which members of my Family/Household have Beneficial Ownership.

Signed:
Date:

Initial Holdings Report, p. .3

Initial Report of all Covered Securities

Name of Access Person:

Title/Description of Covered Securities (include exchange ticker symbol or CUSIP number, interest rate and maturity date, as applicable)	Number of Shares (or Principal Amount, if not a stock)

Note: Please use additional sheets as needed.

Code Of Ethics Annual Certification and Holdings Report

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CODE OFFICER NO LATER THAN FEBRUARY 14 OF EACH YEAR. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of Access Person:

Calendar Year Covered by this Report:

Date received by Code Officer:

Annual Certification

I hereby certify that during the year covered by this report I complied with all applicable requirements of the Code, and have reported to the Code Officer all transactions required to be reported under the Code.

Annual Holdings Report (check any that applies):

[ ]	As of December 31 of the most recently completed calendar year, neither I, nor any member of my Family/Household, had Beneficial Ownership of any Covered Securities.

[ ]	On the attached form are Covered Securities in which I, and/or any member of my Family/Household, had Beneficial Ownership as of December 31 of the most recently completed calendar year.

[ ]	I have attached account statement(s) listing Covered Securities in which I, and/or a member of my Family/Household, had Beneficial Ownership as of December 31 of the most recently completed calendar year.

[ ]	I have reported a beneficial interest in a Reportable Fund.

Annual Holdings Report, p.2

Accounts with Brokers, Dealers, Investment Managers and/or Banks (check one):

[ ]	Neither I, nor any member of my Family/Household, as of December 31 of the most recently completed calendar year, had any accounts with brokers, dealers, investment managers or banks in which any securities (including securities which are not Covered Securities) were held and with respect to which I, or a member of my Family/Household, had Beneficial Ownership.

[ ]	All accounts that I and/or any member of my Family/Household maintained, as of December 31 of the most recently completed calendar year, with brokers, dealers, investment managers or banks in which securities (including securities which are not Covered Securities) were held and with respect to which I, and/or any member of my Family/Household, had Beneficial Ownership are listed below:

Name of Institution:	Owner(s) of Record:	Relationship to Me:
(if not under my name)

All information provided in this Annual Holdings Report is true and complete to the best of my knowledge.

Signed:
Date:

Annual Holdings Report, p. 3

Annual Report of all Covered Securities

Name of Access Person:

Title/Description of Covered Securities (include exchange ticker symbol or CUSIP number, interest rate and maturity date, as applicable)	Number of Shares or Principal Amount

Note: All information should be reported as of December 31 of the most recently completed calendar year. Please use additional sheets as needed.

CODE OF ETHICS QUARTERLY TRANSACTION REPORT FORM

NOTE: This form must be completed by all Access Persons and filed with the Code Officer no later than 30 days after each calendar quarter. Terms in boldface type have the meanings set forth in the Code.

THIS FORM MUST BE COMPLETED

REGARDLESS OF WHETHER YOU HAVE ANY TRADES TO REPORT.

FOR THE QUARTER ENDED:	DUE NO LATER THAN:	DATE RECEIVED BY CODE OFFICER:
NAME OF ACCESS PERSON:

IF YOU HAVE NO TRANSACTIONS TO REPORT ON THIS FORM, PLEASE CHECK HERE.

IF YOU ARE REPORTING A TRANSACTION IN A REPORTABLE FUND, PLEASE CHECK HERE.

Security (including exchange ticker symbol or CUSIP number, interest rate and maturity date, as applicable)	Date	Nature of transaction (purchase, sale, gift, etc.)	Shares (or principal amount)	Price	Broker/Dealer/Bank Effecting Transaction

NEW ACCOUNTS WITH BROKERS, DEALERS, INVESTMENT MANAGERS AND/OR BANKS:

If you or any member of my Family/Household established during the previous quarter any new accounts with brokers, dealers, investment managers or banks in which securities (including securities which are not Covered Securities) were held and with respect to which you and/or any member of your Family/Household, had Beneficial Ownership, please list such accounts below. Please do not list any such account that you have previously reported.

Date Established	Name of Institution	Owner(s) of Record	Relationship to Me (if not under my name)

CONFLICT OF INTEREST POTENTIAL

With respect to any trade reported by your under the Code during the previous quarter, please report any factors currently known by you which could potentially pose a conflict of interest, including the existence of any substantial economic relationship between your transactions and transactions of securities held or to be acquired by any Portfolio of the Metropolitan Series Fund, Inc. or Metropolitan Series Fund II. If such factors exist, please explain on a separate sheet of paper, signed and dated by you, and attach it to this form.

I hereby certify that I have reported all transactions during the last quarter required to be reported by me pursuant to the Code and that I have complied with all aspects of the Code during the previous calendar quarter.

SIGNATURE:	DATE:

Please send THIS PAGE ONLY to Jason Feldman, MetLife, 27-01 Queens Plaza North, Long Island City, NY 11101. If you prefer, for purposes of confidentiality, you may send it to Jeffrey P. Halperin at the same address.

Acknowledgment

I have received the Code of Ethics (the “Code”) of MetLife Advisers, LLC (“MLA”) and have read and understand the Sections applicable to my position with MLA. In addition, I have been trained with respect to such Sections.

I understand that I am responsible for, and I certify that I have, to date, complied and will continue to comply with, the policies and procedures in the Code. I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.

Signature	Date

Printed Name